EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OBLONG, INC.

Oblong, Inc. (the “Corporation”), a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the Corporation is Oblong, Inc.

SECOND: The original Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on November 4, 1996. The Certificate of Incorporation was amended by that certain Agreement and Plan of Merger dated as of November 27, 1996, and Certificate of Amendment filed with the Delaware Secretary on May 18, 2000, and subsequently amended and restated in its entirety by the Amended and Restated Certificate of Incorporation filed with the Delaware Secretary on May 18, 2000 (such certificate, the “A&R Certificate of Incorporation”). The A&R Certificate of Incorporation was subsequently amended by the Certificate of Amendment, filed with the Delaware Secretary on May 18, 2000, Certificate of Amendment, filed with the Delaware Secretary on June 22, 2001, Certificate of Amendment, filed with the Delaware Secretary on September 24, 2003, Certificate of Amendment, filed with the Delaware Secretary on August 22, 2007, Certificate of Amendment, filed with the Delaware Secretary on June 2, 2009, Certificate of Amendment, filed with the Delaware Secretary on January 10, 2011, and effective as of January 14, 2011, Certificate of Amendment, filed with the Delaware Secretary on April 17, 2019, Certificate of Amendment, filed with the Delaware Secretary on March 4, 2020, and effective as of March 6, 2020, Certificate of Amendment, filed with the Delaware Secretary on December 30, 2022, and effective on January 3, 2023, and Certificate of Amendment, filed with the Delaware Secretary on August 22, 2024, and effective on August 23, 2024 (the A&R Certificate of Incorporation, as amended to date, the “Amended Certificate”).

THIRD: On November 4, 2025, the Board of Directors of the Corporation duly adopted through unanimous written consent resolutions setting forth a proposed amendment (the “Amendment”) of the Amended Certificate, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended Certificate be amended by deleting Article I thereof in its entirety and replacing it with the following:

“FIRST: The name of the Corporation is TaoWeave, Inc.”

No other change to the Certificate of Incorporation is hereby made, including, without limitation, any other change to Article I.

FOURTH: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer this November 17, 2025.

/s/ David Clark

Name: David Clark

Title: Authorized Officer